Exhibit 8.2

[Letterhead of Pietrantoni Méndez & Alvarez LLP]

June 29, 2009

Popular, Inc.

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

Dear Sirs:

As special counsel for Popular, Inc. (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 390,000,000 shares of common stock of the Company (the “Shares”), par value $0.01 per share, to be offered and issued pursuant to an exchange offer for certain shares of preferred stock and trust preferred securities issued by the Company or affiliates of the Company (the “Exchange Offer”), we have examined the prospectus relating to the Exchange Offer dated June 29, 2009 (the “Prospectus”) contained in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2009 (Registration Number 333-159843) as amended by Pre-Effective Amendment No. 1 filed with the Commission on the date hereof, and have reviewed the summary of certain Puerto Rico tax considerations of the proposed Exchange Offer described in the Prospectus appearing under the caption “Certain Puerto Rico Tax Considerations” (the “Summary”). We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion.

Our opinion set forth below is based upon the review of the Prospectus and of applicable Puerto Rico tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions stated in the Summary, we hereby confirm our opinion as set forth in the Summary.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation – Certain Puerto Rico Tax Considerations”. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Pietrantoni Méndez & Alvarez LLP